[LOGO OMITTED]
                              DELTA APPAREL, INC.
                        2750 Premiere Parkway, Suite 100
                             Duluth, Georgia 30097
                            Telephone (678) 775-6900

                                October 25, 2000


                             YOUR VOTE IS IMPORTANT

Dear Fellow Stockholders:

         By now you may have received proxy materials from Delta Apparel and proxy materials from a dissident group organized by Bettis Rainsford relating to the annual meeting of shareholders scheduled for November 7, 2000. Rainsford is seeking to replace six highly qualified nominees chosen by your Board with his own handpicked nominees. We strongly believe that your best interests are served by signing, dating and returning Delta Apparel's white proxy card.


                          OUR RECORD SPEAKS FOR ITSELF


SINCE THE SPIN-OFF, YOUR STOCK HAS GONE UP 86%

         Among our peer group of companies - Gildan, Russell, Ashworth, Perry Ellis and Garan - only one other company's stock is up since June 30, 2000, when our spin-off from Delta Woodside occurred. Overall, our peer group is down 15%. BUT DELTA APPAREL STOCK IS UP 86% - from 8 3/4 on June 30, 2000, to 16 1/4 on
                                      ------------------------------------------
October 20, 2000.
-----------------

                             STOCK PRICE CHANGE
                           JUNE 30 - OCTOBER 20, 2000


Delta Apparel                            86%
Peer Group Composite                    -15%
Gildan                                   -7%
Russell                                 -25%
Ashworth                                 48%
Garan                                    -1%
Perry Ellis                             -42%


PROFITS ARE GROWING TO RECORD LEVELS

         Bob Humphreys began as our CEO in April 1999. Since then, we have gone from an annual operating loss of $9.7 million in FY '99 to an annual operating income of $12.2 million in FY '00. In our first complete quarter since the spin-off, our operating profits were up 158% compared to the same quarter last year.

                                 DELTA APPAREL
                            OPERATING INCOME/(LOSS)
                                   ($MILIONS)

                                      FY 97       FY 98        FY 99       FY 00      FY 01 Q1

Operating Income / (Loss)              -6.4       -17.8         -9.7        12.2         4.6

YOU ALREADY HAVE AN INDEPENDENT BOARD

         Of your Board's seven nominees, only Bob Humphreys is employed by Delta Apparel. Our other six nominees are independent and include two of our largest shareholders. None of these individuals has a material business relationship with the Company, and all are there for the sole purpose of looking after the best interests of all shareholders. Based on the record, they are serving you well.

YOUR BOARD HAS THE EXPERIENCE

     We believe that our nominees have the skills you want on your Board:

o E. Erwin Maddrey, II was a founder of Delta Woodside, is our largest shareholder, and has over 33 years of experience in the textile and apparel industry. He also serves on the boards of Kemet, Renfro, and Blue Cross of South Carolina. He is the board's independent Chairman.

o C.C. Guy is a retired certified public accountant and businessman. He also serves ably as Chairman of our audit committee.

o Dr. James F. Kane is the Dean Emeritus of the University of South Carolina's business school with a specialty in marketing, and serves on the board of Glassmaster Co.

o Dr. Max Lennon is president of Mars Hill College, is a past president of Clemson University, served as president and CEO of Eastern Foods, Inc., and is a director of Duke Power Company.

o William F. Garrett is the President and CEO of Delta Woodside, a manufacturer of textiles for the apparel industry. Mr. Garrett has over 36 years' experience in the business of selling textiles to the apparel industry.

o Buck Mickel, together with a family corporation, is one of our largest shareholders.

o Bob Humphreys, President and CEO, brings 17 years of industry experience to the Board.

MANAGEMENT IS WORKING HARD TO ENHANCE SHAREHOLDER VALUE

         We always are looking for ways to maximize shareholder value. Whether through a major transaction or maintaining growth in earnings, we are trying to find every way possible to increase the value of the investment that you have made in Delta Apparel. Our management compensation system is designed to reward performance. We have set lofty goals for fiscal 2001 - in order for management to receive the same incentive compensation as they earned in fiscal 2000, they must improve operating income or return on capital employed by over 33%.

YOUR CEO SUPPORTS THE BOARD'S NOMINEES

         Bob Humphreys worked with Rainsford for 14 years while at Delta Woodside. Bob is the individual who deserves most of the credit for turning around the performance of Delta Apparel. Bob fully supports the Board's nominees, and opposes Rainsford's.

WE ARE SUSPICIOUS OF RAINSFORD'S MOTIVES

         When Rainsford was CFO of Delta Woodside, he advocated a number of different plans for restructuring the business. Some of those plans provided for a disproportionately favorable treatment of him as compared to other shareholders, and of these some involved large cash payouts to him. These plans were rejected by the Delta Woodside Board. Since substantially all of his shares are pledged as collateral for loans, Rainsford's desire for cash should come as no surprise.

         At Duck Head, a business that also was spun off from Delta Woodside, Rainsford is currently proposing a possible sale of the company to a corporation owned by Talmadge Knight, one of his hand-picked nominees for your Board.
(Knight has agreed to share a portion of Rainsford's expenses associated with this costly proxy contest for Delta Apparel, as well as Duck Head's proxy contest.)

         Rainsford says that his goal is to look after your interests. We're not quite sure about that.

WE BELIEVE RAINSFORD'S NOMINEES AREN'T QUALIFIED

         Only Rainsford and one of his nominees appear to have any apparel industry experience. We believe that none of them, other than Rainsford, has meaningful public company board experience. We aren't too sure that their professional experience and views have much value in your Boardroom.

THE LAST TIME RAINSFORD WAS A DIRECTOR, HE QUIT!

         Rainsford was a director of Delta Apparel until September 2000. Then he quit. Now he wants back. If he wants to be a director so badly, why did he quit in the first place? Should he and his slate be elected, will they all quit again when they cannot push through a transaction that is favorable to them?

         YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO COMPLETE, SIGN, DATE AND RETURN MANAGEMENT'S WHITE PROXY CARD, IN ITS POSTAGE-PAID ENVELOPE, VOTING "FOR" ALL OF ITS NOMINEES.

         REMEMBER:  PLEASE DO NOT RETURN THE BLUE PROXY CARD TO RAINSFORD.
                              ===

         If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for Delta Apparel's nominees on the WHITE proxy card.
                                                        -----

                                                     Sincerely,
                                                     /s/ E. Erwin Maddrey, II
                                                     --------------------------
                                                     E. Erwin Maddrey, II
                                                     Chairman

                             Additional Information

The cost of soliciting management's proxy will be borne by Delta Apparel. Delta Apparel will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable and appropriate expenses incurred by them in sending management's proxy materials to the beneficial owners of common stock. Delta Apparel has retained Georgeson Shareholder Communications, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $25,000, plus reimbursement of expenses. Approximately 50 persons will be utilized by Georgeson Shareholder Communications, Inc. in such solicitation. The total amount estimated to be expended by Delta Apparel in connection with this proxy contest is $125,000, which excludes the amount the company would normally have expected to expend in connection with a solicitation for the election of directors in the absence of a contest, and costs represented by salaries and wages of regular employees and officers of Delta Apparel. Approximately $10,000 has been paid to date. In addition to solicitation by mail, directors and officers of Delta Apparel may solicit proxies personally by telegraph, by facsimile transmission or by telephone without additional compensation.


To the Company's knowledge, except as set forth in the Proxy Statement and this Letter, no participant in the Company Solicitation has any arrangement or understanding with any person (A) with respect to any future employment by the Company or its affiliates, or (B) with respect to any future transaction to which the Company or any of its affiliates will or may be a party.

                             YOUR VOTE IS IMPORTANT

1. The Board of Directors urges you to DISCARD the BLUE proxy card recently sent to you by the Rainsford Group. A "WITHHOLD AUTHORITY" vote on the Rainsford Group's BLUE proxy card is not a vote for the Board's nominees. To vote FOR your Company's nominees you MUST execute a WHITE proxy card.

2. If you voted on a BLUE proxy card BUT WISH TO SUPPORT YOUR COMPANY'S NOMINEES, please sign, date and mail the enclosed WHITE management card in the postage-paid envelope provided as soon as possible.

3. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting.

4. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your share for your Company's nominees on the WHITE management proxy card.

5. For assistance in voting your shares, or for further information, please contact our proxy solicitor at (800) 223-2064






     If you have any questions, need another copy of our Proxy Statement for the Annual Meeting or need further assistance in voting your shares, please call:



                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
                         CALL TOLL FREE (800) 223-2064